Filed Pursuant to Rule 433

Registration No. 333-208588

November 15, 2017

U.S.$550,000,000

TransCanada PipeLines Limited

Floating Rate Senior Notes due 2019

Issuer:	TransCanada PipeLines Limited

Security:	Floating Rate Senior Notes due 2019

Size:	U.S.$550,000,000

Maturity Date:	November 15, 2019

Spread to LIBOR:	+27.5 basis points

Designated LIBOR Page:	Reuters Screen LIBOR01

Interest Rate Basis:	3-month US dollar LIBOR

Interest Reset and Payment Dates:	February 15, May 15, August 15 and November 15, commencing February 15, 2018

Interest Determination Dates:	The second London Business Day preceding the first day of such interest period

Day Count Basis:	Actual/360

Price to Public:	100.000%

Optional Redemption:	None

Trade Date:	November 15, 2017

Expected Settlement Date:	November 17, 2017 (T+2)

CUSIP:	89352HAU3

ISIN:	US89352HAU32

Joint Bookrunners:	MUFG Securities Americas Inc. Deutsche Bank Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll free at (877) 649-6848 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.

U.S.$700,000,000

TransCanada PipeLines Limited

2.125% Senior Notes due 2019

Issuer:	TransCanada PipeLines Limited

Security:	2.125% Senior Notes due 2019

Size:	U.S.$700,000,000

Maturity Date:	November 15, 2019

Coupon:	2.125%

Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2018

Price to Public:	99.992%

Benchmark Treasury:	1.500% due October 31, 2019

Benchmark Treasury Price and Yield:	99-21/1.679%

Spread to Benchmark Treasury:	+45 basis points

Yield:	2.129%

Optional Redemption:	None

Trade Date:	November 15, 2017

Expected Settlement Date:	November 17, 2017 (T+2)

CUSIP:	89352HAV1

ISIN:	US89352HAV15

Joint Bookrunners:	MUFG Securities Americas Inc. Deutsche Bank Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll free at (877) 649-6848 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.